Exhibit 99.2

Deutsche Bank Securities Inc. Global Corporate Finance 60 Wall Street New York, NY 10005-2858

CONSENT OF DEUTSCHE BANK SECURITIES INC.

April 20, 2012

Board of Directors

Solutia Inc.

575 Maryville Centre Drive

PO Box 66760

St. Louis, Missouri

Re: Amendment No. 1 to the Registration Statement on Form S-4 of Eastman Chemical Company

Gentlemen:

We hereby consent to (i) the inclusion of our opinion letter, dated January 26, 2012, to the Board of Directors of Solutia Inc. as Annex B to the proxy statement/prospectus forming part of Amendment No. 1 to the Registration Statement on Form S-4 of Eastman Chemical Company filed on April 20, 2012 (the “Registration Statement”), and (ii) references made to our firm and such opinion in the Registration Statement under the captions “SUMMARY – Opinions of Solutia’s Financial Advisors”, “THE MERGER – Background of the Merger”, “THE MERGER – Recommendation of the Solutia Board of Directors and Solutia’s Reasons for the Merger”, “THE MERGER – Opinions of Financial Advisors – Deutsche Bank” and “THE MERGER – Opinions of Financial Advisors – Summary of Material Financial Analyses Contained in Joint Presentation.” In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, and we do not admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder. Additionally, such consent does not cover any amendments to the Registration Statement.

/s/ Deutsche Bank Securities Inc.

DEUTSCHE BANK SECURITIES INC.